Exhibit (n)(2)

SCHEDULE I, DATED APRIL 12, 2007, TO MULTIPLE CLASS OF SHARES PLAN FOR
FIDELITY RUTLAND SQUARE TRUST II, DATED APRIL 12, 2007

FUND/CLASS	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)	CLASS LEVEL REDEMPTION FEE (as a percentage of amount redeemed)	CLASS LEVEL TRANSFER AGENCY FEE (as a percentage of average net assets)
Fidelity Strategic Advisors Mid Cap Value Portfolio:
Initial Class	none	none	none	none	0.066%
Investor Class	none	none	none	none	0.18%
Fidelity Strategic Advisors Small Cap Portfolio:
Initial Class	none	none	none	none	0.066%
Investor Class	none	none	none	none	0.18%